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                                                                    Exhibit 10.3


                               AMENDMENT TO LEASE
                                     BETWEEN
                             MOULTON REALTY COMPANY
                                      AND
                         VIRUS RESEARCH INSTITUTE, INC.

     The lease ("Lease") dated December 9, 1991 between Michael J. Spinelli, Trustee of M.R.C. Realty Trust; Carol A. Hickey; Peter A. Spinelli, General Partner; and Spinelli Family Associates all doing business as Moulton Realty Company, as Landlord and Lessor, and Virus Research Institute, Inc., as Tenant and Lessee, demising the premises located at 61 Moulton Street, Cambridge, notice of which is recorded in the Middlesex South Registry of Deeds in Book 21695, Page 407, is hereby amended as follows:

     1. The number of parking spaces demised to Tenant for its exclusive use is to be increased from 30 spaces to 43 spaces, effective December 1, 1996. The parking spaces demised to the Tenant effective December 1, 1996 are shown on the new Schedule A annexed hereto, which the parties agree will substitute for the current Schedule A to the Lease, effective December 1, 1996,

     2. The parties acknowledge that Tenant has exercised validly and effectively its right and option to extend the term of the Lease, as set forth in Article III(b) of the Lease, and that the term of the Lease now expires on November 30, 2001; provided however, that the base rent due during the five (5) year period commencing on December 1, 1996 to November 30, 2001 shall be $293,700.00 per year in monthly installments of $24,475.00.

     3.   Article III(b) of the Lease is amended to read as follows:

     OPTION
     ------
          "OPTION The Landlord hereby grants to the Tenant and its successors and assigns the right and option to extend the term of the Lease for a five-year period commencing on December 1, 2001 and ending on November 30, 2006, in accordance with the following terms and conditions:

          If this Lease shall be in full force and effect at the expiration of the first extension term on November 30, 2001, then the Tenant shall have the right to extend this Lease for an additional period of five (5) years, beginning on December 1, 2001 and expiring November 30, 2006, as hereinafter sat forth, providing that the Tenant shall give written notice to the landlord at least six (6) months prior ro expiration of said first extension term of this Lease of its election to exercise the aforesaid option. If the aforesaid option is exercised, the terms of this Lease shall be the same, except that the base rent hereunder shill be adjusted to equal the fair market rental of the demised premises, but in no event less than the base rent due in the fifth year of the first extension term of the Lease. If the parties are unable to agree on the fair market rental




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     then each shall appoint an arbitrator who shall be licensed real estate broker or appraiser. If the two arbitrators are unable to agree on a fair market rental then the two arbitrators shall appoint a third arbitrator and a decision of the majority of the arbitrators shall be binding. In computing fair market rental for the purposes of this section, any portion of the Building which on September 1, 1996 is used and improved as office space and subsequently is converted to laboratory or similar use will, notwithstanding any such conversion, be treated and valued as office space in the condition it was in immediately prior to its conversion to laboratory or similar use. Both landlord and Tenant shall have the right, prior to conversion, to photograph or otherwise document and memorialize the condition of any office space intended to be converted to laboratory or similar use."

     4. Landlord agrees to defend, indemnify and hold harmless Tenant, its officers, employees, agents, successors, and assigns (the "Indemnitees"), against and in respect of, any and all damages, losses, liabilities, expenses, costs, claims, actions, suits, proceedings, assessments, orders, judgements, fines, and penalties (including without limitation, reasonable legal, accounting, consulting, engineering, and other expenses), which may be incurred by any of the Indemnitees, or imposed upon or asserted against any of the Indemnitees by any other party or parties (including, without limitation, a governmental entity), arising out of, in connection with, or relating to the subject matter of (a) any actual or alleged violation of any environmental or health and safety-related law, regulation, rule, ordinance or by-law, whether at the federal, state, or local level, with respect to the demised premises or any facility or improvement or any operation or activity thereon, occurring or existing as of and/or prior to December 1, 1991, even if not discovered until after such date; or (b) the actual or alleged presence of any Hazardous Material, as defined below, on, in, under, adjacent to, or affecting the premises, occurring or existing as of and/or prior to December 1, 1992, even if not discovered until after such date. For purposes of this provision, Hazardous Material" shall mean any pollutant, contaminant, toxlc substance, hazardous waste, hazardous material, or hazardous substance, or any oil, petroleum, or petroleum product, as defined in or pursuant to the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, the Federal Clean Water Act, as amended, the Massachusetts Hazardous Waste Management Act, as amended, the Massachusetts Oil and Hazardous Material Release Prevention and Response Act, as amended, or any other federal, state, or local environmental law, regulation, ordinance, rule, or by-law.




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     Except as expressly amended by this Amendment, the Lease dated December 9,
1991 continues unmodified and in full force and effect.

     Signed and sealed this 6th day of October, 1996.


                                        MOULTON REALTY COMPANY

                                        /s/ Michael J. Spinelli
                                        --------------------------------------
                                        Michael J. Spinelli
                                        Trustee of M.R.C. Realty Trust

                                        /s/ Carol A. Hickey
                                        --------------------------------------
                                        Carol A. Hickey

                                        /s/ Peter A. Spinelli
                                        --------------------------------------
                                        Peter A. Spinelli, General Partner
                                        Spinelli Family Associates


                                        VIRUS RESEARCH INSTITUTE, INC.


                                        By: /s/ William A. Packer
                                           -----------------------------------
                                           William A. Packer
                                           President and Chief Financial
                                           Officer